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EXHIBIT 11



                      UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.
                        COMPUTATION OF EARNINGS PER SHARE


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                                                            Three Months Ended September 30,    Nine Months Ended September 30,
                                                            -------------------------------     ------------------------------
                                                                2003              2002              2003               2002
                                                                ----              ----              ----               ----
Earnings (Loss) per share:

BASIC NET INCOME (LOSS)  PER COMMON SHARE
Numerator:
       Income (Loss) from continuing operations             $  (812,217)       $    11,985       $(1,771,604)       $   681,121

Denominator:
       Weighted average common shares outstanding             8,437,589          8,220,949         8,296,608          8,187,803
       Effect of dilutive securities
             Conversion of preferred stock                            -          3,014,380                 -          3,014,380
              Common stock equivalents from
               warrants and options                                   -                  -                 -                  -
                                                            -----------        -----------       -----------        -----------
Denominator for diluted earnings per common share             8,437,589         11,235,329         8,296,608         11,202,183
                                                            ===========        ===========       ===========        ===========

       Basic net income (loss) per common share             $     (0.09)       $      0.00       $     (0.21)       $      0.08
       Diluted net income (loss) per common share           $     (0.09)       $      0.00       $     (0.21)       $      0.06
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